EXHIBIT 99


                                                    PRESS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:    Jonathan B. Weis
            Director of Corporate Communications
            Entertainment Properties Trust
            (816) 472-1700

            Joe Keenan, Sturges + Word
            (816) 221-7500


             ENTERTAINMENT PROPERTIES TRUST DISCLOSES
           LETTERS OF INTENT WITH OPERATORS/DEVELOPERS

   KANSAS CITY, MO. (May 27, 1998)   Entertainment Properties
Trust (EPR:NYSE), a Real Estate Investment Trust (REIT) that owns entertainment-related properties, announced today that it has executed non-binding Letters of Intent with several movie exhibition operators and/or developers for the acquisition and lease-back of megaplex movie theatres and related properties.

Consummation of any transaction will be conditioned upon performance of due diligence, execution of a mutually acceptable definitive agreement and satisfaction of pre-closing conditions. The Company will make more detailed announcements concerning these transactions once definitive agreements have been executed.

Entertainment Properties Trust is a Real Estate Investment Trust whose principal business strategy is to acquire and develop a diversified portfolio of high-quality properties leased to major entertainment-related business operators. The company's common stock is traded on the New York Stock Exchange under the ticker symbol EPR.

                              -MORE-



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Letters of Intent -- Page 2

Other than historical information, this press release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 and identified by words such as "continue," "believe," "may," "hope," "anticipate," "goal," "forecast" or comparable terms. The Company's actual financial condition, results of operations or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties, including the Company's initial dependence on a single tenant and lease guarantor for its revenues and ability to make distributions, potential conflicts of interest, competition from other entities providing capital to the entertainment industry, dependence on key personnel, operating risks in the entertainment industry that may affect the operations of the Company's tenants, tax risks, interest rates and availability of debt financing, real estate investment risks and other risks and uncertainties. Investors are cautioned not to place undue reliance on such forward-looking statements, and are encouraged to review the risk factors identified in the Company's prospectus dated November 18, 1997 and in the Company's reports filed with the Securities and Exchange Commission.

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